Exhibit 99.3


CONTACT:
          Gary S. Maier
          Maier & Company, Inc.
          (310) 442-9852

Cytomedix, Inc. Approved for Listing on American Stock Exchange

         ROCKVILLE, Maryland -May 26, 2005 - Cytomedix, Inc. (OTCBB:
CYME.OB) today announced that its listing application for the American Stock Exchange has been approved. The company's common stock is expected to commence trading on June 1, 2005, under the new ticker symbol GTF.

         "The approval to trade on the American Stock Exchange represents yet another important milestone in the company's history, providing it with improved visibility and the potential for a broader institutional and individual shareholder base. In addition, the listing is recognition, based on the evaluation by the Exchange, of the company's adherence to appropriate corporate governance mechanisms and the financial standards required of an exchange-listed company," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.

         He noted that the new American Stock Exchange ticker, GTF, symbolizes the role of growth factors in the company's patented process for the treatment of damaged tissue.

         The company noted that the American Stock Exchange approval requires that the company be in compliance with all applicable listing requirements on the date it begins trading on the Exchange, and approval may be rescinded if the company is not in compliance with such standards.

ABOUT THE COMPANY

         Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(TM) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well- controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

         Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. The effect of being listed on the American Exchange on the price of the company's stock is also uncertain. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.


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